Exhibit 10.31

CONFIDENTIAL SETTLEMENT COMMUNICATION

SUBJECT TO LCA SECTION 14.2, FRE 408, CPLR 4547 AND EQUIVALENT LAWS

EXECUTION VERSION

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is made effective as of November 9, 2016 (the “Effective Date”) by and among:

MannKind Corporation, a Delaware corporation (“MannKind”), together with Technosphere International C.V., a Dutch limited partnership (“TICV”), and MannKind Netherlands B.V., a Dutch limited liability company (“BV,” and together with MannKind, TICV, and their respective Affiliates, the “MK Entities”); and

sanofi-aventis U.S. LLC, a Delaware limited liability company (“Sanofi” and together with its Affiliates, the “Sanofi Entities”).

For the purposes of this Agreement, each of the MK Entities, on the one hand, and the Sanofi Entities, on the other hand, are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sanofi-Aventis Deutschland GmbH (“Sanofi GmbH”), MannKind, BV and TICV entered into that certain License and Collaboration Agreement, dated August 11, 2014 (the “LCA”, and together with the Letter Agreement and Supply Agreement (each as defined below), the “License and Supply Arrangement”), pursuant to which MannKind, TICV and BV granted Sanofi certain exclusive rights and licenses to Develop and Commercialize Product (each as defined in the LCA);

WHEREAS, pursuant to that certain Assignment, dated September 19, 2014, by and between Sanofi GmbH and Sanofi, Sanofi GmbH assigned the License and Supply Arrangement to Sanofi;

WHEREAS, pursuant to that certain letter, dated January 1, 2016 (and received by MannKind on January 4, 2016), from Sanofi to MannKind (the “Termination Letter”), Sanofi notified MannKind of its decision to terminate the License and Supply Arrangement;

WHEREAS, pursuant to that certain Transition Agreement, dated April 4, 2016, by and between Sanofi and MannKind (the “Transition Agreement”), the Parties transferred certain responsibilities for the Product to MannKind in accordance with Section 13.3(c) of the LCA;

WHEREAS, MannKind has made certain assertions and allegations about Sanofi relating to the License and Supply Arrangement and Sanofi’s performance thereunder in letters dated February 4, 2016, August 5, 2016, and October 23, 2016;

WHEREAS, Sanofi has responded to and denied such assertions and allegations in letters dated February 12, 2016, September 20, 2016, October 13, 2016, and October 30, 2016;

WHEREAS, MannKind’s letter dated August 5, 2016 provided Sanofi “Notice of Dispute” and formally invoked the dispute resolution procedure set forth in Section 14.1 of the LCA;

CONFIDENTIAL

WHEREAS, executives from Sanofi and MannKind met on September 29, 2016 to “meet and attempt to resolve the dispute in face-to-face negotiations” as required by Section 14.1 of the LCA;

WHEREAS, the MK Entities and the Sanofi Entities have determined that it is in their mutual benefit to resolve the matters discussed in the letters referred to above (the Dispute”);

WHEREAS, in connection with the settlement of the Dispute, Sanofi’s Affiliate, Aventisub LLC (“Aventisub”) has agreed to release MannKind from its obligation to pay Aventisub $71,562,138.31 under the Promissory Note and release certain security interests encumbering MannKind’s assets; and Sanofi has agreed to accelerate certain payments owed by Sanofi to MannKind under the Supply Agreement;

WHEREAS, the payments by Sanofi and release of financial obligations and encumbrances by MannKind are anticipated by MannKind to make available substantial current liquidity and facilitate MannKind’s future financing activities; and

WHEREAS, the MK Entities agree that the benefits provided by the Sanofi Entities hereunder and in the Pay-Off Letter provide at least reasonably equivalent value for the release of claims by the MK Entities hereunder.

NOW, THEREFORE, in accordance with the foregoing Recitals, and in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

1.	Defined Terms. For purposes of this Agreement, the following capitalized terms are defined in this Section 1 and shall have the meaning specified herein. Capitalized terms which are used in this Agreement but not defined in this Section 1 or elsewhere in this Agreement shall have the meanings given to them in the License and Supply Arrangement.

(a)	“Affiliate” of a Party means any Person that, directly or indirectly, through one or more intermediaries, now or hereafter controls, is controlled by, or is under common control with such Person as of such date. As used herein, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise

(b)	“Claims” means any and all of the following arising under the laws of the United States or any foreign jurisdiction: claims, counterclaims, cross-claims, demands, causes of action, Liabilities, lawsuits, arbitrations, proceedings, third-party interventions, or any other form of claim, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required to be reflected in financial statements or disclosed in the notes thereto.

(c)	“Letter Agreement” means that certain Letter Agreement, dated August 11, 2014, by and among MannKind, TICV, BV and Sanofi GmbH.

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(d)	“Liabilities” means debts, liabilities, losses, damages, attorneys’ fees, court costs, obligations, expenses, or any other form of cost or compensation, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required to be reflected in financial statements or disclosed in the notes thereto.

(e)	“Pay-Off Letter” means that certain Pay-Off Letter, dated as of even date herewith, by and between Aventisub and MannKind.

(f)	“Potential Claims” means any and all Claims arising or accruing prior to or as of the Effective Date against any Sanofi Entity or any MK Entity (or any Related Party thereof) of any nature, including those arising from, relating to, based upon, or in connection with the Dispute, the License and Supply Arrangement, or the Transition Agreement.

(g)	“Promissory Note” means that certain Senior Secured Revolving Promissory Note, dated as of September 23, 2014, between MannKind and Aventisub.

(h)	“Related Parties” means, with respect to each of the MK Entities or the Sanofi Entities, such entity’s predecessors, successors, assigns, agents, representatives, directors, officers and employees, solely, in each case, with respect to such Person’s representative capacity as such.

(i)	“Security Agreement” means that certain Guaranty and Security Agreement, dated as of September 23, 2014, by and among MannKind, MannKind LLC, and Aventisub.

(j)	“Supply Agreement” means that certain Supply Agreement, dated August 11, 2014, by and between MannKind and Sanofi, as assignee of Sanofi GmbH.

2.	Promissory Note and Security Agreement. In consideration of the execution of this Agreement and the mutual release of obligations contained herein, Aventisub and MannKind are terminating the Promissory Note and the Security Agreement pursuant to the Pay-Off Letter attached hereto as Exhibit A.

3.	Insulin Payments and Put Options.

(a)	Purchase of Insulin. By no later than December 3, 2016, Sanofi shall purchase $10,184,504.07 worth of Amphastar Insulin from MannKind, and MannKind shall sell and provide Sanofi with such amount of Insulin, in accordance with the terms of the Supply Agreement and on terms consistent with Sanofi’s purchases prior to the Effective Date of Amphastar Insulin pursuant to the Insulin Put Option.

(b)	Satisfaction and Termination of Insulin Put Option. Sanofi and the MK Entities hereby confirm and agree to terminate the Insulin Put Option as of the Effective Date, and do hereby terminate the Insulin Put Option subject to Sanofi’s final purchase and MannKind’s final sale referred to in Section 3(a) above. Within sixty (60) days after the Effective Date, Sanofi shall pay MannKind $30,553,512.21 as acceleration, and in replacement, of all other payments Sanofi would otherwise have been required to make in the future pursuant to the Insulin Put Option. Sanofi releases MannKind from its obligation to sell, and MannKind releases Sanofi from any obligation to purchase, any additional Insulin.

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4.	Forgiveness of RSM Audit Money. Sanofi (on behalf of itself and its Affiliates) hereby releases the MK Entities from any obligation to pay Sanofi (or any of its Affiliates) the $461,649.00 in uncharged costs identified in that certain September 28, 2016 audit performed by RSM US LLP.

5.	Mutual Releases and Covenants Not to Sue or Assist.

(a)	MannKind Release and Covenant Not to Sue. The MK Entities, on behalf of themselves, and all of their Related Parties, hereby fully and forever, irrevocably and unconditionally: (i) release, acquit and forever discharge all their Potential Claims against any Sanofi Entity or any of its Related Parties; and (ii) covenant and agree never to bring, assert, pursue, maintain, or join in any such Potential Claim.

(b)	MannKind Covenant Not to Assist. The MK Entities, on behalf of themselves and all of their Related Parties, hereby fully and forever, irrevocably and unconditionally covenant and agree never to directly or indirectly finance, fund, encourage, solicit, assist, or otherwise support any Potential Claim brought against any Sanofi Entity and any of its Related Parties by any other Person (including any Related Party of the MK Entities, or any third Person).

(c)	Sanofi Release and Covenant Not to Sue. The Sanofi Entities, on behalf of themselves and all of their Related Parties, hereby fully and forever, irrevocably and unconditionally: (i) release, acquit and forever discharge all of their Potential Claims against each MK Entity and each of its Related Parties; and (ii) covenant and agree never to bring, assert, pursue, maintain, or join in any such Potential Claim.

(d)	Sanofi Covenant Not to Assist. The Sanofi Entities, on behalf of themselves and all of their Related Parties, hereby fully and forever, irrevocably and unconditionally covenant and agree never to directly or indirectly finance, fund, encourage, solicit, assist, or otherwise support any Potential Claim brought against any MK Entity and any of its Related Parties by any other Person (including any Related Party of the Sanofi Entities, or any third Person).

(e)	Waiver of Statutory Provisions. The Parties (on behalf of themselves, their Affiliates, and their Related Parties) expressly waive any right or benefit that may be available under Section 1542 of the California Civil Code or any similar laws of any other jurisdiction. Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(f)	No Release of Certain Transition Agreement Obligations. The releases and covenants granted by the MK Entities in this Section 5 will not release Sanofi’s remaining obligations under the Transition Agreement specifically listed on Exhibit D of this Agreement, to be completed by the dates specified therein.

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6.	No Admission of Liability. It is understood and agreed by the Parties that the execution of this Agreement, the mutual releases contained herein, and the performance by the Parties of their obligations contained in this Agreement (including the payments made, and releases of indebtedness granted, by the Sanofi Entities) do not constitute an admission of any wrongdoing or liability whatsoever. This Agreement is a compromise in settlement of disputed claims, and is not to be construed as an admission for any purpose other than as necessary to enforce the terms of this Agreement. Neither this Agreement, nor the statements contained herein, nor any act foregone or performed pursuant to or in furtherance of this Agreement, is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any right, claim or defense, or in any way referred to for any reason as against any of the Parties hereto in any proceeding in any court or tribunal; provided, however, that once signed, the Parties may refer to this Agreement as evidence of, and to effectuate, the terms and conditions of this Agreement and the protections granted hereunder, and to enforce or otherwise effectuate the terms of this Agreement.

7.	Confidentiality. The Parties hereby acknowledge and agree that the provisions of the LCA and Transition Agreement with respect to obligations regarding confidentiality and Confidential Information shall remain in effect.

8.	Press Releases. As soon as practicable following the execution of this Agreement, MannKind may issue a press release announcing the existence of this Agreement and the transactions contemplated herein, but such press release must be in the form attached to this Agreement as Exhibit B. Except as required by Applicable Laws, including disclosure requirements of the SEC, the NASDAQ stock exchange or any other stock exchange on which securities issued by a Party or its Affiliates are traded, neither Party shall make any published announcement concerning this Agreement or the transactions contemplated herein without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided, that it shall not be unreasonable for a Party to withhold consent with respect to any published announcement containing any of such Party’s Confidential Information. In the event of a required published announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text. In the event MannKind receives any third party inquiries regarding the License and Supply Arrangement, the Transition Agreement, the Promissory Note, the Security Agreement, this Agreement, or its relationship with the Sanofi Entities, MannKind shall only reply to such inquiries using a form materially similar as attached to this Agreement as Exhibit C or in a form approved by written consent of Sanofi (such consent not to be unreasonably withheld or delayed).

9.	Bankruptcy Event. The Parties hereby agree that in the event MannKind becomes a debtor under the Bankruptcy Laws, and this Agreement is rejected or avoided in accordance with Bankruptcy Laws with the result that Sanofi loses the benefits of sections 5(a) and 5(b) hereunder, then the parties shall be returned to their pre-settlement positions and Sanofi shall be entitled to damages resulting from MannKind’s breach of the Agreement.

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10.	Advice of Counsel. The Parties acknowledge that they have consulted with sophisticated attorney(s) of their own choosing regarding the rights, obligations, and other terms of this Agreement, that they have entered into this Agreement knowingly, freely and voluntarily without coercion or undue influence, and that they have negotiated such terms at arm’s length and that they intend to be bound hereby. Each Party has undertaken such independent investigation and evaluation as it deems appropriate and is entering this Agreement in reliance on the Party’s own investigation and advice, and not in reliance on any advice, disclosure, representation, or information provided by or expected from any other Party or Party’s lawyers, except as expressly stated in this Agreement. Each Party assumes the risk that the facts or law may be other than it believes, and as such each Party agrees that no misunderstanding or misinformation of fact or law shall be a ground for rescission hereof.

11.	Representations, Warranties and Covenants.

(a)	MK Entities. As of the Effective Date, the MK Entities signing this Agreement represent, warrant and covenant to the Sanofi Entities that:

(i)	they have all requisite legal right, power and authority to execute, deliver and perform this Agreement and grant the releases, covenants and other rights granted by the applicable parties in this Agreement, without restriction or requirement of consent of any other Person;

(ii)	no MK Entity nor any of its respective Related Parties have assigned any Potential Claims to any third party;

(iii)	no MK Entity has granted, and no MK Entity shall grant, any rights to any Person that would conflict with, or prevent, the grant of the releases, covenants, and other rights granted hereunder;

(iv)	there are no liens, conveyances, mortgages, assignments, encumbrances, or other contracts that would prevent or impair their full and complete performance of the terms and conditions of this Agreement;

(v)	the MK Entities are not aware of any third Person who has asserted or intends to assert a Potential Claim;

(vi)	they have the authority to settle and compromise all of the MK Entities’, and their Related Parties’, Potential Claims without the necessity of obtaining the consent of any other Person;

(vii)	the transactions contemplated by this Agreement and the Pay-Off Letter constitute the exchange of reasonable equivalent value for the benefits provided by each Party to the other Party;

(viii)	the MK Entities are generally able to pay their debts and satisfy their obligations as they come due; and

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(ix)	the MK Entities have not been, and as of the Effective Date are not presently engaged in, discussions with any creditors relating to any filings by MannKind under any Bankruptcy Laws or similar proceedings.

(b)	Sanofi. As of the Effective Date, Sanofi represents, warrants and covenants to the MK Entities that:

(i)	the Sanofi has all requisite legal right, power and authority to execute, deliver and perform this Agreement and grant the releases, covenants and other rights granted by the applicable parties in this Agreement, without restriction or requirement of consent of any other Person;

(ii)	no Sanofi Entity nor any of its respective Related Parties have assigned any Potential Claims to any third party;

(iii)	no Sanofi Entity has granted, and no Sanofi entity shall grant, any rights to any Person that would conflict with, or prevent, the grant of the releases, covenants, and other rights granted hereunder;

(iv)	there are no liens, conveyances, mortgages, assignments, encumbrances, or other contracts that would prevent or impair its full and complete performance of the terms and conditions of this Agreement;

(v)	the Sanofi Entities are not aware of any third Person who has asserted or intends to assert a Potential Claim;

(vi)	it has the authority to settle and compromise all of the Sanofi Entities’, and the Sanofi Entities’ Related Parties’, Potential Claims without the necessity of obtaining the consent of any other Person; and

(vii)	the transactions contemplated by this Agreement and the Pay-Off Letter constitute the exchange of reasonable equivalent value for the benefits provided by each Party to the other Party.

12.	Indemnification. Except as provided in this Agreement, the Parties agree that the indemnification obligations under the License and Supply Arrangement and Transition Agreement are terminated as of the Effective Date. For the avoidance of doubt, Sanofi hereby waives any right it has to indemnification by the MK Entities under any and all product liability lawsuits pending as of the Effective Date, and the MK Entities hereby waive any right they have to indemnification by the Sanofi Entities under any and all product liability lawsuits pending as of the Effective Date.

13.	Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement or either Party’s rights or obligations hereunder, the provisions of Article 14 of the LCA shall apply and govern the procedure and resolution of any such dispute. In the event multiple disputes arise out of or relating to any combination of this Agreement, the Parties may join any or all such disputes, and the provisions of Article 14 of the LCA shall continue to apply and govern the procedure and resolution of any such dispute.

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14.	General Provisions.

(a)	Intervening Events. If the performance of any part of this Agreement by either Party (other than making payment when due) is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party (including: fire, flood, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance (save where such strike, lockout, or other labor disturbance is initiated by the employees of the Party which seeks to rely on this clause), acts of God or any acts, omissions or delays in acting of the other Party) (an “Intervening Event”), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Intervening Event, provided that the affected Party shall use its substantial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. If either Party becomes aware that such an Intervening Event has occurred, is imminent or likely, it will immediately notify the other Party. The Party which is subject to such Intervening Event shall exert all reasonable efforts to overcome it. Such Party will keep the other informed as to the progress of overcoming such Intervening Event.

(b)	Performance by Affiliates/Related Parties. To the extent that this Agreement imposes obligations on Affiliates or Related Parties of a Party, such Party agrees to cause its Affiliates or Related Parties to perform such obligation. Either Party may use one or more of its Affiliates or Related Parties to perform its obligation hereunder, provided that the Parties will remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

(c)	Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by all of MannKind and Sanofi. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Parties hereto.

(d)	No Circumvention of this Agreement. The Parties, on behalf of themselves and all of their Affiliates and Related Parties, agree that none of them shall enter into any arrangements, formal or informal, with the purpose of circumventing the intent of the terms and conditions of this Agreement.

(e)	Third Party Beneficiaries. The Parties agree that each Sanofi Entity, each MK Entity and each of their respective Related Parties are intended third party beneficiaries of the releases and covenants provided under this Agreement.

(f)	Incorporation of Recitals. The Parties hereby incorporate each of the Recitals stated above as material provisions of this Agreement.

(g)	Language. The language of this Agreement and all activities to be pursued under this Agreement is English. Any and all documents proffered by one Party to the other in fulfillment of any provision of this Agreement shall only be in compliance if in English. Any translation of this Agreement in another language shall be deemed for convenience only and shall never prevail over the original English version. This Agreement is established in the English language.

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(h)	Interpretation. The captions to this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive; (c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section or other subdivision; (d) references in this Agreement to “days” shall mean calendar days; (e) the singular shall include the plural and vice versa; and (f) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under IFRS, or if not defined by IFRS, the meaning applied to it by Sanofi in preparing its publicly reported financial statements, in each case, consistently applied, but only to the extent consistent with its usage and the other definitions in this Agreement.

(i)	Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

(j)	Taxes. Each Party shall bear its own tax liability in connection with this Agreement and shall make any report, payment or withholding as instructed or required by any regulatory or taxing authority.

(k)	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

(l)	Notices. Any notice or communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier or sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

If to MannKind, as follows:

MannKind Corporation

25134 Rye Canyon Loop, Suite 300

Valencia, CA 91355

Facsimile: 661-775-2081

Attention: General Counsel

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with a copy to:

Quinn Emanuel Urquhart & Sullivan LLP

865 S. Figueroa St., 10th Floor

Los Angeles, CA 90017

Facsimile: 213-443-3100

Attention: Joseph M. Paunovich, Esq.

If to Sanofi, as follows:

sanofi-aventis U.S. LLC

55 Corporate Drive

Mailstop: 55A-515A

Bridgewater, NJ 08807

Facsimile: 908-927-8623

Attention: General Counsel, NA

Stacy Silkworth, Esq.

Christopher Liwski, Esq.

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile: (212) 310-8000

Attention: Yehudah L. Buchweitz, Esq.

Jeffrey D. Osterman, Esq.

Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; or (c) on the third Business Day following the date of mailing if sent by mail or nationally recognized courier.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives on the day and year first above written.

sanofi-aventis U.S. LLC

By:	/s/ Susan A. Manardo
Name:	Susan A. Manardo
Title:	VP & Head, N.A. Litigation & Investigations

[Signature Page to Settlement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives on the day and year first above written.

MannKind Corporation

By:	/s/ Matthew Pfeffer
Name:	Matthew Pfeffer
Title:	Chief Executive Officer

Technosphere International C.V.

By: MannKind Corporation, its General Partner

By:	/s/ Matthew Pfeffer
Name:	Matthew Pfeffer
Title:	Chief Executive Officer

MannKind Netherlands B.V.

By:	/s/ Matthew Pfeffer
Name:	Matthew Pfeffer
Title:	Managing Director

[Signature Page to Settlement Agreement]

EXHIBIT A

Pay-Off Letter

[Attached]

EXHIBIT B

Form of Press Release

Company Contact:

Rose Alinaya

SVP, Finance

661-775-5300

ralinaya@mannkindcorp.com

MANNKIND AND SANOFI REACH AGREEMENT ON AFREZZA®

VALENCIA, Calif., November 9, 2016 (GLOBE NEWSWIRE) — MannKind Corporation (NASDAQ and TASE:MNKD) today announced that MannKind and Sanofi have entered into an agreement with the following terms:

•	The promissory note and security agreement between MannKind and Aventisub LLC, a Sanofi affiliate, are terminated, with Aventisub agreeing to forgive the full outstanding loan balance of $71.56 million.

•	MannKind is also relieved from its obligation to pay $0.5 million in previously uncharged costs related to the collaboration.

•	Sanofi will purchase $10.2 million worth of insulin from MannKind in early December as part of its preexisting commitment to purchase insulin following termination of the collaboration and MannKind’s exercise of a “put” option.

•	The balance of the insulin “put” option ($30.6 million) is accelerated with Sanofi completing the cash payment of $30.6 million to MannKind by January 9, 2017. This payment will be made without MannKind being required to deliver any insulin to Sanofi.

•	All issues arising out of the license and collaboration agreement, the supply agreement, the promissory note, the security agreement and the transition agreement are resolved.

About MannKind Corporation

MannKind Corporation (NASDAQ and TASE: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

EXHIBIT C

Agreed Form of Statement

On November 9, 2016, MannKind and Sanofi reached an agreement to resolve all the outstanding contractual issues related to Afrezza. We refer you to the press release dated November 9, 2016.

If MannKind is asked about claims, disputes or liabilities:

The parties have mutually released one another from any and all potential claims arising out of the license and collaboration agreement, the supply agreement, the promissory note, the security agreement and the transition agreement.

EXHIBIT D

Outstanding Transition Agreement Deliverables/Transition Activities

Transition Agreement Reference	Deliverable/Transition Activity	Delivery/Completion Deadline
Exhibit C, Deliverable Number 30	Regulatory Reporting of Sample Distribution (XML files) reporting period up to and including April 4th, 2016 filed to the NDA.	April 30, 2017

Exhibit E, Transition Service Number 11	Sanofi to honor 2016 Sanofi Savings Cards for patients who have registered with Sanofi on or before April 4, 2016 until December 31, 2016.	December 31, 2016

Exhibit E, Transition Service Number 28	Sanofi to work with Veteran Affairs (VA) to remove the Sanofi Afrezza NDCs from the Federal Supply Schedule (FSS).	January 1, 2017